EXHIBIT 23.2

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of Media Sciences International, Inc. of our report dated August 6, 2003 on our audit of the consolidated financial statements of Media Sciences International, Inc. as of and for the year ended June 30, 2003, which report is included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2004, and to the reference of Wiss & Company LLP under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/ WISS & COMPANY, LLP

Livingston, New Jersey
January 28, 2005